EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30039, 333-79133, 333-50554, 333-39820 and 333-58374) pertaining to the 1996 Stock Plan, Employee Stock Purchase Plan, Non-Employee Directors’ Stock Option Plan, Certain Non-Plan Stock Option Agreements and the 1993 Stock Option Plan of PanVera Corporation and in the Registration Statements on Form S-3 (Nos. 333-32204 and 333-55150) of Aurora Biosciences Corporation of our report dated April 27, 2001, with respect to the consolidated financial statements of Aurora Biosciences Corporation included in its Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

San Diego, California
May 17, 2001